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                                                                 EXHIBIT 23.2


                       CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors of
EVEREN Capital Corporation

We consent to the incorporation by reference in the registration statement on Form S-8 of EVEREN Capital Corporation ("EVEREN") of our report dated May 5, 1995 relating to the consolidated statement of financial condition of Kemper Securities Holdings, Inc. and subsidiaries as of December 31, 1994, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1994, which report appears in the Form 10-K of EVEREN Capital Corporation for the fiscal year ended December 31, 1995.


KPMG Peat Marwick LLP

Chicago, Illinois
May 20, 1996